EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION ANNOUNCES

FOURTH QUARTER 2012 RESULTS AND FULL YEAR 2012 RESULTS

•                  Fourth quarter 2012 net loss of $7.9 million, or $0.31 per share, including $2.4 million, or $0.09 per share, related to an increase in workers’ compensation expense

•                  Emerging, non-asset-based businesses profitable on gains that produced record fourth quarter revenues

•                  ABF contract negotiations underway with goal to cut costs and restore profitability

(Fort Smith, Arkansas, January 30, 2013) — Arkansas Best Corporation (Nasdaq: ABFS) today announced unaudited results for the fourth quarter and full year 2012. Arkansas Best had a fourth quarter 2012 net loss, as generally flat, year-over-year revenue, tonnage and pricing at ABF Freight System, Inc. were offset by higher costs. For the same period, Arkansas Best’s emerging, non-asset-based businesses were profitable and posted higher revenues.  Arkansas Best’s fourth quarter 2012 revenue was $537.0 million compared to revenue of $463.2 million in the fourth quarter of 2011.

Following the acquisition of Panther Expedited Services, Inc. in June 2012, Arkansas Best saw yearly revenue top $2 billion for the first time in its history. In addition to Panther, Arkansas Best’s emerging, non-asset-based businesses that contributed to 2012’s revenue growth are in freight brokerage, and vehicle roadside and preventative maintenance.

Arkansas Best’s fourth quarter 2012 net loss was $7.9 million, or $0.31 per share, compared to fourth quarter 2011 net income of $1.4 million, or $0.05 per share. This quarter’s results include an after-tax charge of $2.4 million, or $0.09 per share, related to an actuarial adjustment to ABF’s workers’ compensation expense.  The liabilities associated with Arkansas Best’s self-insured portion of these costs are estimates based on a number of variables and assumptions.  During the fourth quarter, information indicating that many of these claims had a longer duration and higher payments than initially projected resulted in a thorough actuarial review and in this adjustment.

For full year 2012, Arkansas Best had a net loss of $7.7 million, or $0.31 per share, including the previously discussed workers’ compensation expense increase.  This compares to net income of $6.2 million, or $0.23 per share, in 2011.  Arkansas Best’s full year 2012 revenue was $2.1 billion compared to revenue of $1.9 billion in 2011.

“We are pleased with revenue growth and improving profitability at our emerging businesses as they added up to more than 20 percent of our total company fourth quarter revenue,” said Arkansas Best President and Chief Executive Officer Judy R. McReynolds. “Expanding our portfolio of expedited and premium logistics services was a major initiative in 2012 as our customers’ supply chains grow ever more complex.  We are encouraged by the trends we have seen in these businesses. Among other things, we added key sales and customer service personnel and invested in service-enhancing technologies, all of which were well-received in the marketplace.”

McReynolds added that the full-year loss at ABF resulting in a 2012 operating ratio above 100, following a slightly profitable 2011, was troubling as total revenues remained about even with annual yield improvement offset by lower business levels. “We are focused on a return to profitability at ABF by substantially lowering our costs in the next labor contract through negotiations that are now underway. ABF’s management team is hopeful it will reach an agreement with the Teamsters that allows us to preserve good-paying jobs and protect our employees’ retirements through a lower cost structure that truly reflects the competitive nature of today’s LTL marketplace.”

In late December, ABF exchanged initial contract proposals with the Teamsters National Freight Industry Negotiating Committee. ABF seeks a national contract that eliminates the use of supplements and provides uniform terms for all of its local operations throughout the country. While previous versions of the National Master Freight Agreement (“NMFA”) once covered more than 500,000 Teamsters, today, ABF is negotiating for its own contract that will cover 7,500 union employees. ABF is the only remaining union LTL carrier still paying full NMFA rates. Without significant reduction to this burdensome cost structure, ABF has informed Teamster leadership that extensive network changes will result, including closure of terminals and distribution centers.

ABF Freight System, Inc.

ABF’s fourth quarter 2012 total daily tonnage and pricing statistics saw little change compared to last year’s fourth quarter, leading to flat revenue as shippers maintained low inventory levels. At the same time, costs rose due to union labor contract wage and benefit increases that occurred earlier in the year and because of a lack of operational flexibility. In addition, higher depreciation costs associated with more expensive capital equipment and higher workers’ compensation expense contributed to ABF’s losses.

In late October, the impact of Hurricane Sandy resulted in lost revenue and profit opportunities along with returned shipments that had to be re-handled and re-delivered as customers closed for business in the days following the storm.  This resulted in estimated lost revenue of $2 – $2.5 million, an increase of about 0.4 percentage points in ABF’s operating ratio and a reduction of $0.04 per share on Arkansas Best’s fourth quarter results.

During the fourth quarter, changes in ABF’s freight profile and account mix caused total pricing statistics to be the same as last year.  However, when adjusted for fuel surcharge and these profile and account changes, ABF’s fourth quarter pricing on its traditional LTL business increased more than 2.5 percent versus last year.  Throughout 2012, pricing among carriers in the LTL industry was consistent and stable.  For the full year, ABF made steady progress in improving its account yield levels by 4.4 percent compared to 2011.”

ABF Results of Operations

Fourth Quarter 2012

•                  Revenue of $422.8 million compared to $422.1 million in fourth quarter 2011, a slight per day decrease

•                  Tonnage per day increase of 0.4% versus fourth quarter 2011

•                  Total billed revenue per hundredweight of $28.02, essentially the same as the $28.01 in fourth quarter 2011

•                  Operating loss of $13.6 million, including $3.8 million related to an increase in workers’ compensation expense, compared to operating income of $1.3 million in fourth quarter 2011

•                  Operating ratio of 103.2%, including 0.9% related to an increase in workers’ compensation expense, compared to an operating ratio of 99.7% in fourth quarter 2011

Full Year 2012

•                  Revenue of $1.73 billion, the same as in 2011

•                  Tonnage per day decrease of 4.6% versus 2011

•                  Total billed revenue per hundredweight of $28.03 compared to $26.86 in 2011, an increase of 4.4%

•                  Operating loss of $19.4 million, including $3.8 million related to an increase in workers’ compensation expense, compared to 2011 operating income of $3.6 million

•                  Operating ratio of 101.1%, including 0.2% related to an increase in workers’ compensation expense, compared to an operating ratio of 99.8% in 2011

Emerging Businesses

Panther Expedited Services, Inc. is an important component of Arkansas Best’s strategic goal of being an integrated logistics solutions provider. During the fourth quarter, Panther’s revenue increased to record fourth quarter levels, and cash flow generation remained strong despite mixed results in the various market segments.  Particularly in the government business segment, Panther was affected by a lack of commitment of many of its customers to invest in their businesses due to uncertainty in the economy.  A slowdown in industrial production and tighter inventory management also resulted in fewer available manufacturing-related shipments.

Arkansas Best’s other emerging non-asset-based subsidiaries experienced revenue growth and operating income improvement throughout the quarter despite a challenging macroeconomic environment. The freight brokerage segment grew revenue by 91%, achieving the highest quarterly revenue in its history.  The emergency and preventative maintenance segment achieved revenue growth of 39%, producing the second highest quarterly revenue in its history.  Fourth quarter profits in these two operating segments increased nearly two to three times compared to the same period last year.  The benefits of investments previously made in sales, customer service, and information technology at these companies are contributing to increased revenues and improving profitability.

Capital Expenditures

In 2012, ABF’s total net capital expenditures equated to $69 million, including approximately $49 million of revenue equipment.  Depreciation and amortization costs equaled $85 million.

Because ABF’s union labor negotiations are in progress and planning for 2013 is highly dependent on the outcome of contract negotiations, ABF’s 2013 net capital expenditures and depreciation and amortization costs have not been estimated.  In the next few months, as more clarity is gained on potential costs savings associated with ABF’s new labor contract, estimates on capital expenditures and depreciation will be provided.

Closing Comments

“There continue to be many questions about the economy and its impact on the transport markets in which we compete.  Most economists are predicting a low level of growth in 2013,” said McReynolds. “Looking ahead, we recognize that ABF and all of our other subsidiaries must generate profits regardless of the economic climate.  We are hopeful that our ongoing ABF contract negotiations will result in the right cost structure and greater operational flexibility, but our game plan for success at Arkansas Best takes into account all potential outcomes. Thanks to our expanding portfolio of diverse companies that are better able to meet customers’ needs in a changing marketplace, we will continue to execute on our overarching goal to keep Arkansas Best firmly on a path toward financial success that rewards our shareholders.”

Conference Call

Arkansas Best Corporation will host a conference call with company executives to discuss the 2012 fourth quarter and full year results.  The call will be today, Wednesday, January 30, at 9:30 a.m. ET (8:30 a.m. CT).  Interested parties are invited to listen by calling (800) 618-4645.  Following the call, a recorded playback will be available through the end of the day on March 2, 2013.  To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers).  The conference call ID for the playback is 21643591.  The conference call and playback can also be accessed, through March 2, on Arkansas Best’s website at arkbest.com.

Company Description

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a freight transportation services and solutions provider. Through its various subsidiaries, Arkansas Best offers a wide variety of logistics solutions including: domestic and global transportation of less-than-truckload (“LTL”) and full load shipments, expedited ground and time-definite delivery solutions, freight forwarding services, freight brokerage, oversight of roadside assistance and equipment services for commercial vehicles, and household goods moving market services for consumers, corporations, and the military. More information is available at arkbest.com, abf.com and pantherexpedite.com.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this report that are not based on historical facts are “forward-looking statements.” Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk including, but not limited to, general economic conditions and related shifts in market demand that impact the performance and needs of industries served by Arkansas Best Corporation’s subsidiaries and limit our customers’ access to adequate financial resources; the successful integration of Panther; relationships with employees, including unions; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; competitive initiatives, pricing pressures, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates and the inability to collect fuel surcharges; availability of fuel; availability and cost of reliable third-party services; the timing and amount of capital expenditures; future costs of operating expenses such as fuel and related taxes; self-insurance claims and insurance premium costs; governmental regulations and policies; future climate change legislation; availability and cost of capital and financing arrangements; the cost and timing of growth initiatives; the impact of our brand and corporate reputation; the cost, integration, and performance of any future acquisitions; costs of continuing investments in technology and the impact of cyber incidents; weather conditions; and other financial, operational, and legal risks and uncertainties detailed from time to time in Arkansas Best Corporation’s Securities and Exchange Commission (“SEC”) public filings.

The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
	(Unaudited)
	($ thousands, except share and per share data)

OPERATING REVENUES	$537,042	$463,241	$2,065,999	$1,907,609

OPERATING EXPENSES AND COSTS	548,058	461,606	2,080,567	1,897,850

OPERATING INCOME (LOSS)	(11,016)	1,635	(14,568)	9,759

OTHER INCOME (EXPENSE)
Interest and dividend income	185	286	808	1,069
Interest expense and other related financing costs	(1,409)	(1,054)	(5,273)	(3,953)
Other, net	(76)	1,067	2,041	2,618
	(1,300)	299	(2,424)	(266)

INCOME (LOSS) BEFORE INCOME TAXES	(12,316)	1,934	(16,992)	9,493

INCOME TAX PROVISION (BENEFIT)	(4,387)	530	(9,260)	3,160

NET INCOME (LOSS)	(7,929)	1,404	(7,732)	6,333

LESS: NONCONTROLLING INTEREST IN NET INCOME OF SUBSIDIARY	—	—	—	174

NET INCOME (LOSS) ATTRIBUTABLE TO ARKANSAS BEST CORPORATION	$(7,929)	$1,404	$(7,732)	$6,159

EARNINGS PER COMMON SHARE(1)
Basic	$(0.31)	$0.05	$(0.31)	$0.23
Diluted	$(0.31)	$0.05	$(0.31)	$0.23

AVERAGE COMMON SHARES OUTSTANDING
Basic	25,629,309	25,421,887	25,564,752	25,403,073
Diluted	25,629,309	25,421,887	25,564,752	25,403,073

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.03	$0.03	$0.12	$0.12

(1)         The Company uses the two-class method for calculating earnings per share. This method, as calculated below, requires an allocation of dividends paid and a portion of undistributed net income (but not losses) to unvested restricted stock for calculating per share amounts.

NET INCOME (LOSS) ATTRIBUTABLE TO ARKANSAS BEST CORPORATION	$(7,929)	$1,404	$(7,732)	$6,159

EFFECT OF UNVESTED RESTRICTED STOCK AWARDS(1)	(38)	(59)	(149)	(249)

ADJUSTED NET INCOME (LOSS) FOR CALCULATING EARNINGS PER COMMON SHARE	$(7,967)	$1,345	$(7,881)	$5,910

ARKANSAS BEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31 2012	December 31 2011
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$90,702	$141,295
Short-term investments	29,054	33,960
Restricted cash equivalents and short-term investments	9,658	52,693
Accounts receivable, less allowances (2012 — $5,249; 2011 — $5,957)	180,631	149,665
Other accounts receivable, less allowances (2012 — $1,334; 2011 — $1,226)	6,539	7,538
Prepaid expenses	17,355	11,363
Deferred income taxes	39,245	35,481
Prepaid and refundable income taxes	5,681	6,905
Other	7,185	6,186
TOTAL CURRENT ASSETS	386,050	445,086

PROPERTY, PLANT AND EQUIPMENT
Land and structures	243,699	242,120
Revenue equipment	589,729	569,303
Service, office, and other equipment	119,456	110,511
Software	103,164	64,229
Leasehold improvements	23,272	21,426
	1,079,320	1,007,589
Less allowances for depreciation and amortization	635,292	592,171
	444,028	415,418

GOODWILL	73,189	3,660

INTANGIBLE ASSETS, NET	79,561	2,822

OTHER ASSETS	51,634	49,234

	$1,034,462	$916,220

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$13,645	$20,836
Accounts payable	84,292	66,517
Income taxes payable	59	169
Accrued expenses	158,668	151,887
Current portion of long-term debt	43,044	24,262
TOTAL CURRENT LIABILITIES	299,708	263,671

LONG-TERM DEBT, less current portion	112,941	46,750

PENSION AND POSTRETIREMENT LIABILITIES	104,673	106,578

OTHER LIABILITIES	12,832	13,751

DEFERRED INCOME TAXES	45,309	19,855

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2012: 27,296,285 shares; 2011: 27,099,819 shares	273	271
Additional paid-in-capital	289,711	286,408
Retained earnings	284,157	295,108
Treasury stock, at cost, 1,677,932 shares	(57,770)	(57,770)
Accumulated other comprehensive loss	(57,372)	(58,402)
TOTAL STOCKHOLDERS’ EQUITY	458,999	465,615

	$1,034,462	$916,220

Note: The balance sheet at December 31, 2011 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2012	2011
	(Unaudited)
	($ thousands)
OPERATING ACTIVITIES
Net income (loss)	$(7,732)	$6,333
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	85,493	73,742
Amortization of intangibles	2,261	—
Pension settlement expense	—	1,125
Share-based compensation expense	6,068	6,450
Provision for losses on accounts receivable	1,524	2,394
Deferred income tax provision (benefit)	(10,359)	3,056
Gain on sale of property and equipment	(735)	(2,360)
Changes in operating assets and liabilities:
Receivables	508	(6,067)
Prepaid expenses	305	(1,105)
Other assets	961	(635)
Income taxes	2,630	(776)
Accounts payable, accrued expenses, and other liabilities(1)	3,610	18,695
NET CASH PROVIDED BY OPERATING ACTIVITIES	84,534	100,852

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of financings	(37,278)	(53,227)
Proceeds from sale of property and equipment	6,397	7,062
Purchases of short-term investments	(55,858)	(59,718)
Proceeds from sale of short-term investments	60,730	64,995
Business acquisition, net of cash acquired	(180,039)	—
Capitalization of internally developed software and other	(7,218)	(5,295)
NET CASH USED IN INVESTING ACTIVITIES	(213,266)	(46,183)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	100,000	—
Repayments on long-term debt	(53,000)	(16,056)
Acquisition of noncontrolling interest	—	(4,084)
Net change in bank overdraft and other	(7,190)	7,811
Change in restricted cash equivalents and short-term investments	43,035	(1,032)
Deferred financing costs	(1,487)	(174)
Payment of common stock dividends	(3,219)	(3,180)
Proceeds from the exercise of stock options	—	763
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	78,139	(15,952)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(50,593)	38,717
Cash and cash equivalents at beginning of period	141,295	102,578
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$90,702	$141,295

NONCASH INVESTING ACTIVITIES
Accruals for equipment received	$301	$338
Equipment financed under capital leases and notes payable	$37,973	$30,410

(1)  2012 includes $18.0 million in contributions to the Company’s nonunion pension plan.

ARKANSAS BEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
	(Unaudited)
	($ thousands, except per share data)
ARKANSAS BEST CORPORATION — CONSOLIDATED

Net Income Attributable to Arkansas Best Corporation
Amounts on a GAAP basis	$(7,929)	$1,404	$(7,732)	$6,159
Tax benefits(1)	—	—	(3,333)	—
Transaction costs, after-tax(2)	—	—	1,294	—
Non-GAAP amounts	$(7,929)	$1,404	$(9,771)	$6,159

Diluted Earnings (Loss) Per Share
Amounts on a GAAP basis	$(0.31)	$0.05	$(0.31)	$0.23
Tax benefits(1)	—	—	(0.13)	—
Transaction costs, after-tax(2)	—	—	0.05	—
Non-GAAP amounts	$(0.31)	$0.05	$(0.39)	$0.23

Earnings Before Interest, Taxes, Depreciation, and Amortization
Net income attributable to Arkansas Best Corporation	$(7,929)	$1,404	$(7,732)	$6,159
Interest expense	1,409	1,054	5,273	3,953
Income taxes (benefits)	(4,387)	530	(9,260)	3,160
Depreciation and amortization	23,764	19,541	87,754	73,742
Amortization of share based compensation	1,357	1,334	6,068	6,450
Amortization of actuarial losses	2,846	1,841	11,385	7,361
EBITDA	17,060	25,704	93,488	100,825
Transaction costs, pre-tax(2)	—	—	2,129	—
Adjusted EBITDA	$17,060	$25,704	$95,617	$100,825

PREMIUM LOGISTICS & EXPEDITED FREIGHT SERVICES(3)

Earnings Before Interest, Taxes, Depreciation, and Amortization
Operating income	$1,118	$—	$2,402	$—
Depreciation and amortization	2,473	—	5,438	—
EBITDA	$3,591	$—	$7,840	$—

(1)         Tax benefit adjustments related to deferred tax asset valuation allowances.

(2)         Transaction costs associated with the June 15, 2012 acquisition of Panther Expedited Services, Inc.

(3)         Includes the results of Panther Expedited Services, Inc., for the period of June 16 to December 31, 2012.

Non-GAAP Financial Measures. The company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results. Management believes EBITDA to be relevant and useful information as EBITDA is a standard measure commonly reported and widely used by analysts, investors and others to measure financial performance and ability to service debt obligations. However, these financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as defined by GAAP. Other companies may calculate Adjusted EBITDA differently, and therefore the Company’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

ARKANSAS BEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended December 31				Year Ended December 31
	2012		2011		2012		2011
	(Unaudited) ($ thousands)
OPERATING REVENUES
Freight Transportation(1)	$422,842		$422,051		$1,725,134		$1,730,773

Premium Logistics & Expedited Freight Services(2)	61,046		—		132,326		—
Truck Brokerage & Management(3)	13,255		6,942		42,710		25,429
Emergency and Preventative Maintenance(4)	30,704		22,136		115,968		92,554
Household Goods Moving Services(5)	16,377		16,732		77,619		85,611
Total non-asset-based segments	121,382		45,810		368,623		203,594

Other revenues and eliminations	(7,182)		(4,620)		(27,758)		(26,758)
Total consolidated operating revenues	$537,042		$463,241		$2,065,999		$1,907,609

OPERATING EXPENSES AND COSTS
Freight Transportation(1)
Salaries, wages, and benefits	$265,520	62.8%	$254,073	60.2%	$1,073,205	62.2%	$1,061,213	61.3%
Fuel, supplies, and expenses	82,417	19.5	80,391	19.0	330,063	19.1	333,779	19.3
Operating taxes and licenses	10,823	2.6	11,133	2.6	43,337	2.5	45,469	2.6
Insurance	5,336	1.3	6,360	1.5	20,751	1.2	24,490	1.4
Communications and utilities	3,649	0.9	3,649	0.9	14,733	0.9	15,118	0.9
Depreciation and amortization	20,308	4.8	18,765	4.4	78,748	4.6	70,810	4.1
Rents and purchased transportation	46,873	11.1	43,816	10.4	176,977	10.3	169,212	9.8
Gain on sale of property and equipment	(132)	—	(426)	(0.1)	(711)	—	(2,370)	(0.1)
Pension settlement expense	—	—	1,125	0.3	—	—	1,125	0.1
Other	1,600	0.2	1,825	0.5	7,441	0.3	8,318	0.4
	436,394	103.2%	420,711	99.7%	1,744,544	101.1%	1,727,164	99.8%

Premium Logistics & Expedited Freight Services(2)
Purchased transportation	$47,052	77.1%	$—	—	$101,559	76.7%	$—	—
Depreciation and amortization	2,473	4.1	—	—	5,438	4.1	—	—
Salaries, benefits, insurance, and other	10,403	17.0	—	—	22,927	17.4	—	—
	59,928	98.2%	—	—	129,924	98.2%	—	—

Truck Brokerage & Management(3)	12,386		6,619		40,087		23,539
Emergency and Preventative Maintenance(4)	30,199		21,999		114,033		89,572
Household Goods Moving Services(5)	16,484		16,780		76,927		82,893
Total non-asset-based segments	118,997		45,398		360,971		196,004

Other expenses and eliminations	(7,333)		(4,503)		(24,948)		(25,318)
Total consolidated operating expenses and costs	$548,058		$461,606		$2,080,567		$1,897,850

Note:  See the following page for footnotes.

ARKANSAS BEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS — Continued

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
	(Unaudited) ($ thousands)
OPERATING INCOME (LOSS)
Freight Transportation(1)	$(13,552)	$1,340	$(19,410)	$3,609

Premium Logistics & Expedited Freight Services(2)	1,118	—	2,402	—
Truck Brokerage & Management(3)	869	323	2,623	1,890
Emergency and Preventative Maintenance(4)	505	137	1,935	2,982
Household Goods Moving Services(5)	(107)	(48)	692	2,718
Total non-asset-based segments	2,385	412	7,652	7,590

Other income (loss) and eliminations	151	(117)	(2,810)	(1,440)
Total consolidated operating income (loss)	$(11,016)	$1,635	$(14,568)	$9,759

(1)	This segment includes the results of operations of Arkansas Best’s largest subsidiary, ABF Freight System, Inc.®.
(2)	This segment includes the results of operations of Arkansas Best’s expedited services operating as Panther Expedited Services, Inc. for the period of June 16 to December 31, 2012.
(3)	This segment includes the results of operations of Arkansas Best’s transportation brokerage services operating as FreightValue®.
(4)	This segment includes the results of operations of Arkansas Best’s roadside vehicle assistance and commercial equipment services subsidiary FleetNet America, Inc.
(5)

This segment includes the results of operations of Arkansas Best’s subsidiaries Albert Companies, Inc. and Moving Solutions, Inc. which provide services to the consumer, corporate, and military household goods moving market.

ABF FREIGHT SYSTEM, INC.

OPERATING STATISTICS

	Three Months Ended			Year Ended
	December 31			December 31
	2012	2011	% Change	2012	2011	% Change
	(Unaudited)

Freight Transportation (1)

Workdays	61.5	61.0		252.0	252.0

Billed Revenue (2) / CWT	$28.02	$28.01	—	$28.03	$26.86	4.4%

Billed Revenue (2) / Shipment	$382.40	$371.34	3.0%	$380.49	$362.11	5.1%

Shipments	1,083,615	1,101,893	(1.7)%	4,494,062	4,745,404	(5.3)%

Shipments / Day	17,620	18,064	(2.5)%	17,834	18,831	(5.3)%

Tonnage (tons)	739,418	730,426	1.2%	3,049,885	3,198,292	(4.6)%

Tons / Day	12,023	11,974	0.4%	12,103	12,692	(4.6)%

(1)	Operating statistics for the Freight Transportation segment do not include the results from ABF’s Global Supply Chain Services.
(2)	Billed Revenue does not include revenue deferral required for financial statement purposes under the company’s revenue recognition policy.

Contact:	Investor:
Mr. David Humphrey, Vice President, Investor Relations and Corporate Communications
Telephone: (479) 785-6200

Media:
Ms. Kathy Fieweger
Telephone: (847) 903-8806

END OF RELEASE